Exhibit 99.1

January 25, 2007

Dear Shareholder:

We are pleased to report the results of our first full year of operations and our first profitable quarter.  We finished the year strong and believe we have established a good foundation on which to continue to grow during 2007.

At December 31, 2006, total gross loans outstanding were $63.0 million, increasing $8.1 million, or 15%, from September 30, 2006, and $37.0 million, or 142%, from December 31, 2005.  Total deposits as of December 31, 2006 were $56.9 million, increasing $12.8 million, or 29%, from September 30, 2006, and $40.5 million, or 247%, from December 31, 2005.  During the fourth quarter, we began using brokered deposits to support loan growth.  At the end of the year, brokered deposits were $12.4 million.  Prior to fourth quarter, deposit growth was achieved through strong deposit campaigns in our local market.  We continue to focus on attracting local deposits in our highly competitive market.

For the quarter ended December 31, 2006, operations resulted in net income of $20,790, representing our first profitable quarter.  We recognized $736,438 in net interest income for the quarter ended December 31, 2006 compared to $687,927 for the quarter ended September 30, 2006, an increase of $48,511, or 7%.  Net interest income for the year ended December 31, 2006 was $2.5 million.  We plan to continue our focus on the growth of deposits, loans, and our overall asset base, which will drive growth in net interest income and profitability in future quarters.

During the quarter ended December 31, 2006, we recorded provision for loan losses of $110,000 compared to $522,750 for the quarter ended September 30, 2006.  As of December 31, 2006, it was determined that no additional reserve was needed for the loan relationship that became impaired during the third quarter.  The specific reserve of $398,900 (pre-tax) that was recorded in third quarter related to this loan relationship is included in the total allowance for loan losses as of December 31, 2006.  We are continuing to take action to mitigate the ultimate loss from this relationship.

Independence National Bank is a full service commercial bank, providing traditional loan and deposit services, as well as online banking, commercial cash management, remote deposit capture, and other essential services for our clients.  We strive to maintain a personal focus and are dedicated to meeting the needs of our clients.  We value your support as a shareholder.  Please do not hesitate to contact us with any questions you may have.

Best Regards,

Lawrence R. Miller	Charles D. Walters
President & CEO	Chairman of the Board

Financial Highlights

(unaudited)

Balance Sheet	As of
Data	12/31/2006	09/30/2006	12/31/2005

Total assets	$75,730,333	$67,788,237	$40,813,891
Loans, gross	62,953,197	54,856,789	25,996,491
Allowance for loan losses	1,198,153	1,093,750	338,000
Deposits	56,906,716	44,057,888	16,416,346
Shareholders’ equity	18,473,469	18,406,290	19,038,548

Income Statement Data	For the Year Ended 12/31/2006	For the Quarter Ended 12/31/2006	For the Quarter Ended 09/30/2006

Net interest income	$2,494,657	$736,438	$687,927
Provision for loan losses	865,750	110,000	522,750
Non-interest income	49,132	12,220	11,849
Non-interest expense	2,541,527	613,948	614,515
Net (loss) income	(641,728)	20,790	(324,319)
Net (loss) income per diluted share	$(0.31)	$0.01	$(0.16)

Quarterly Net Interest Income ($$ in thousands)

Quarter End Gross Loans Outstanding ($$ in millions)

Quarter End Deposits Outstanding ($$ in millions)

Quarter End Total Assets ($$ in millions)

Certain statements in this document contain “forward-looking statements,” such as statements relating to future plans and expectations.  Such forward-looking statements are subject to risks and uncertainties, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future plans and expectations expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

STOCK TRANSFER AGENT

Registrar & Transfer Company

Investor Relations Department

10 Commerce Drive

Cranford, NJ  07016-3572

(800) 368-5948

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FINANCIAL INFORMATION

Shareholders, analysts, and others seeking financial information should contact:

Ms. Kimberly D. Barrs

Chief Financial Officer

Independence Bancshares, Inc.

P. O. Box 1776

Greenville, SC  29602

500 E. Washington Street

Greenville, SC  29601

(864) 672-1776

24 Hour Account Access

(800) 657-7670

www.IndependenceNB.com

QUARTERLY REPORT TO SHAREHOLDERS

December 31, 2006